Exhibit 99.1

First Niagara Financial Group Announces Pricing of $350 Million Preferred Stock Offering

Proceeds to Consummate the HSBC Bank USA Branch Acquisition

BUFFALO, N.Y., December 7, 2011 — First Niagara Financial Group, Inc. (Nasdaq: FNFG) today announced that it has priced an underwritten public offering of 14 million shares of its fixed-to-floating rate perpetual non-cumulative preferred stock, Series B, at a price to the public of $25.00 per share plus accrued dividends from December 14, 2011. Goldman, Sachs & Co. served as the global coordinator for the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the physical bookrunner for the offering, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC served as joint book-running managers for the offering, Citigroup Global Markets Inc. served as the joint lead manager, Sandler O’Neill + Partners, L.P. served as the co-manager for the offering.

The offering of preferred stock is expected to close on December 14, 2011. The preferred stock has an initial liquidation preference of $25 per share. Dividends on the preferred stock will accrue at a rate of 8.625% from the date of issuance up to (but excluding) February 15, 2017, and from (and including) that date at a floating rate equal to three-month LIBOR plus a spread of 7.327% per annum.

Subject to market conditions, First Niagara expects to commence a separate underwritten public offering of $300 million aggregate principal amount of subordinated notes in the near future.

The net proceeds from this offering of preferred stock, after deducting underwriting discounts and commissions and estimated offering expenses will be approximately $338.8 million. First Niagara intends to use the net proceeds from this offering of preferred stock to consummate its previously announced acquisition of branches of HSBC Bank USA, National Association announced on July 31, 2011 and for general corporate purposes. The closing of the preferred stock offering is not conditioned upon the closing of the offering of common stock that priced on December 6, 2011 or on the closing of the expected offering of subordinated notes.

This press release does not constitute an offer to sell or the solicitation of any offer to buy the preferred stock, common stock or subordinated notes of First Niagara, nor shall there be any offer or sale of the preferred stock, common stock or subordinated notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. Each offering will be made only by means of a prospectus supplement and accompanying prospectus.

First Niagara has filed a shelf registration statement with the Securities and Exchange Commission (SEC), has filed or will file a preliminary prospectus supplement with respect to each offering, and will file a final prospectus supplement related to the offering of the preferred stock. Prospective investors should read the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents First Niagara has filed and will file with the SEC for more complete information about First Niagara and the offerings.

Copies of the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents that First Niagara has filed and will file with the SEC are available by visiting EDGAR on the SEC website at www.sec.gov. Additionally, the preliminary prospectus supplement and accompanying prospectus for the preferred stock offering can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Syndicate Operations, email: dg.prospectus_requests@baml.com; or by contacting Wells Fargo Securities, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, telephone: 800-326-5897, email: cmclientsupport@wellsfargo.com.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, N.A., has $31 billion in assets, $20 billion in deposits, 332 branches and approximately 5,000 employees, as of September 30, 2011. First Niagara is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond First Niagara’s control). Factors that could cause First Niagara’s results to differ materially can be found in the risk factors set forth in First Niagara’s Annual Report on Form 10-K for the year ended December 31, 2010, First Niagara’s Quarterly Report on Form 10 Q for the quarter ended September 30, 2011 and First Niagara’s other filings with the SEC.

CONTACT: Investors:

Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:
David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com